Exhibit 10.1

INFOCUS CORPORATION

2006 RESTATED
CORPORATE EXECUTIVE
SEVERANCE PAY PLAN
AND
SUMMARY PLAN DESCRIPTION

INFOCUS CORPORATION

2006 RESTATED CORPORATE EXECUTIVE
SEVERANCE PAY PLAN
AND
SUMMARY PLAN DESCRIPTION

TABLE OF CONTENTS

		Page
INDEX OF DEFINED TERMS		ii

PART A	PREAMBLE	1

1	Intent and Purpose	1
2	Effective Dates	1

PART B	TERMS AND CONDITIONS	1

1	Eligibility	1
2	Payment Events	1
3	Severance Benefits	1
4	Payment Commencement Date	2
5	Release and Waiver Agreement	2
6	Salary Continuation Severance Benefit	2
7	COBRA Premium Equivalent Payment	3
8	Outplacement Benefits	3
9	Conditions to Benefit Payments	4
10	“Good Reason”	6
11	“Change in Control” Exception	7
12	“Cause”	8
13	Withholding	9
14	280G Adjustment	9
15	Death Benefit	9
16	Amendment or Termination	9
17	Transition Election	10

PART C	ADMINISTRATIVE AND GENERAL PROVISIONS	10

PART D	STATEMENT OF ERISA RIGHTS	14

INDEX OF
DEFINED TERMS

Beneficiary	Part B, Section 15

Board of Directors	Part B, Section 1

Business	Part B, Section 9.b.(i)

Cause	Part B, Section 12

Change in Control	Part B, Section 11

Code	Part A, Section 2

Company	Part A, Section 1

Compensation	Part B, Section 6.c

Competitive Entity	Part B, Section 9.b.(i)

Date of Termination	Part B, Section 5.d

Effective Date	Part A, Section 2

ERISA	Part D

Excess Parachute Payment	Part B, Section 14

Exchange Act	Part B, Section 11.a.(i)

Excise Tax	Part B, Section 14

Executive	Part B, Section 1

Good Reason	Part B, Section 10

InFocus	Part A, Section 1

Management Change in Control	Part B, Section 11.b

Payment Commencement Date	Part B, Section 4

Person	Part B, Section 11.a.(i)

Plan	Part A, Section 1

Plan Administrator	Part C, Section 1

Plan Year	Part C, Section 7

Specified Employee	Part B, Section 9.e

Tax Counsel	Part B, Section 14

Top Hat Welfare Plan	Part C, Section 8

2006 RESTATED CORPORATE EXECUTIVE SEVERANCE
PAY PLAN
AND
SUMMARY PLAN DESCRIPTION

Approved November 28, 2006

PART A. PREAMBLE

1.                                      Intent and Purpose. This is the restatement of the InFocus Executive Severance Pay Plan (the “Plan”). It is intended to foster the continued employment of key management employees of InFocus Corporation (“InFocus”) and its affiliates (collectively the “Company”).

2.                                      Effective Dates. The Plan was originally effective April 10, 2000. This restatement is generally effective immediately upon the approval date stated in the caption. However, provisions that reference Internal Revenue Code (“Code”) Section 409A or are otherwise required or intended to comply with Code Section 409A are effective retroactive to January 1, 2005.

PART B. TERMS AND CONDITIONS

1.                                      Eligibility. This Plan is limited to officers of the Company with a grade level of E-30 (Vice-Presidents and above) who have been selected by the Board of Directors of InFocus (“Board”) for coverage under this Plan (“Executive”). The Board shall notify InFocus’s Director, Human Resources & Facilities of the selection of an Executive for participation in this Plan. The Director, Human Resources & Facilities shall maintain a list of the Executives who have been selected for participation in the Plan and the date their coverage began.

2.                                      Payment Events. Benefits will be paid under this Plan only to those Executives:

a.                                       Whose employment is involuntarily terminated other than for Cause (as defined in Section 12 below); or

b.                                      Who resign with Good Reason within 18 months of a Change in Control (as defined in Sections 10 and 11 below, respectively).

3.                                      Severance Benefits. An Executive whose employment terminates under one of the circumstances described in Section 2 above, shall, subject to the conditions of Sections 4 and 9.b. below, receive the following severance benefits under this Plan:

a.                                       The salary continuation severance benefit under Section 6 below;

b.                                      The COBRA premium equivalent payment under Section 7 below; and

c.                                       Outplacement benefits under Section 8 below.

4.                                      Payment Commencement Date. Subject to the six-month delay in payment under Section 9.e. below for certain Executives, payment of the severance benefits under this Plan will begin on the eighth business day after the Executive has returned to the Plan Administrator a signed Release and Waiver Agreement (as provided under Section 5 below), or as soon as administratively feasible thereafter (the “Payment Commencement Date”), provided:

a.                                       Neither party has revoked the Release and Waiver Agreement during the seven-day rescission period that begins on the day after the Executive returns the signed agreement to the Plan Administrator; and

b.                                      The Executive is then in compliance with Section 9.b. below.

5.                                      Release and Waiver Agreement.

a.                                       The Release and Waiver Agreement shall be in the form shown in the Addendum to this Agreement. The Executive may use the form attached to this Agreement or may obtain an additional form from the Plan Administrator.

b.                                      The Executive shall have 45 days from the Executive’s Date of Termination to consider and return the Release and Waiver Agreement. Absent extenuating circumstances acceptable to the Plan Administrator, failure to return that Agreement within 45 days will result in a forfeiture of any benefits payable under this Plan.

c.                                       A Release and Waiver Agreement will be deemed returned to the Plan Administrator on the date it is actually delivered or the date it is postmarked if sent by first class U.S. mail.

d.                                      “Date of Termination” means the effective date of the Executive’s termination of employment with the Company.

6.                                      Salary Continuation Severance Benefit. The salary continuation severance benefit will be paid as follows:

a.                                       Gross Amount of Benefit:

(i)                                     For Executive Vice President, Sr. Vice President and Vice President-level employees: 12 months of Compensation.

(ii)                                  For CEO or President-level Executives:  24 months of Compensation.

b.                                      Payment Terms.

(i)                                     Subject to the Executive’s initial and ongoing compliance with Section 9.b. below, payments will begin on the Payment Commencement Date and the remaining 11 or 23 payments, as applicable, will be paid in equal monthly installments on the Company’s regular payroll dates.

(ii)                                  Payments are subject to:

(I)                                    Withholding under Section 13 below; and

(II)                                The 280G adjustment under Section 14 below.

c.                                       “Compensation” means the Executive’s annual base salary as of the Date of Termination or, if applicable, the date the Executive is notified of the involuntary termination, whichever is greater, and, as such, excludes any bonus, profit share pay, target sales commissions or other types of remuneration.

7.                                      COBRA Premium Equivalent Payment. The COBRA premium equivalent payment will be paid as follows:

a.                                       Gross Amount of Payment. The Executive will receive a single lump sum cash payment equal to the estimated premiums for the COBRA coverage that the Executive would be entitled to elect under the Company’s group health policy for the following period:

(i)                                     For Executive Vice President, Sr. Vice President and Vice President-level employees: 12 months.

(ii)                                  For CEO or President-level Executives: 24 months.

b.                                      Payment Terms.

(i)                                     The lump-sum payment will be made on the Payment Commencement Date.

(ii)                                  The payment is subject to withholding under Section 13 below.

8.                                      Outplacement Benefits. The Executive will be entitled to receive executive-level outplacement services for up to 12 months from the Payment Commencement Date. These services will be provided by an outplacement consulting service provider selected or approved by the Plan Administrator. The Company will pay the service provider directly for these benefits. The Executive will not have an option to receive cash in lieu of these outplacement benefits.

9.                                      Conditions to Benefit Payments.

a.                                       No mitigation shall be required, and, except as provided in subparagraph b.(i) below, no reduction shall be made if an Executive finds employment during the payout period.

b.                                      All benefits under this Plan shall cease and the Company shall have no payment obligation to or on behalf of the Executive if:

(i)                                     The Executive, directly or indirectly, owns, has any interest in, acts as an officer, director, agent, employee or consultant of, or assists in any way or in any capacity any person, firm, association, partnership, corporation or other entity which engages or proposes to engage in any business competitive with the Business (as defined below) of InFocus in any geographical area where InFocus engages in such business (a “Competitive Entity”). The restrictions of this section prohibiting ownership in a Competitive Entity shall not apply to Executive’s ownership of less than one percent (1%) of publicly traded securities of any Competitive Entity. The “Business” is defined as the manufacture, distribution or development of data/video projectors or components thereof;

(ii)                                  The Executive induces, asks, solicits, or attempts to induce, ask, or solicit, directly, indirectly, or by assisting others, any person who is in the Company’s employment or providing services to the Company, to leave such employment or business relationship and, as a result, said person actually does leave the employment or business relationship with the Company, unless the Executive receives prior written consent from the Company;

(iii)                               The Executive materially breaches:

(I)                                    The Business Protection Agreement (or any successor proprietary information, assignment of invention and/or confidentiality agreement(s)) or any other agreements or Company policies regarding the protection of the Company’s trade secrets or proprietary or confidential information; or

(II)                                The Executive’s common law duty to protect the Company’s proprietary or confidential information; or

(iv)                              The Executive’s employment is terminated due to the Executive’s death or disability; provided, however, that once an Executive becomes entitled to severance benefits hereunder, any subsequent death or disability of the Executive during the relevant severance benefit payment period will not impair or terminate the severance benefits.

c.                                       Nothing contained in this Plan is designed to limit in any manner any additional legal or equitable remedies that the Company may have against the Executive for violation of his or her contractual or legal obligations regarding confidentiality, competition or solicitation.

d.                                      If the Executive is found to have violated any of the provisions within subparagraph b.(i), (ii) or (iii) above, the Company has the right to recover from the Executive, and the Executive shall repay, all payments made to him/her through the date of the failure to conform with such provisions.

e.                                       Payments of the salary continuation severance benefit or the COBRA premium equivalent payment may not be made to an Executive who is a CEO or President-level Executive before the date which is six months after the date of the Executive’s Date of Termination. The first payment shall be made on the first business day following such six-month period and shall consist of all payments that would have been made absent the six-month suspension. This subparagraph also applies to any other Executive whose severance benefits may become subject to the six-month delay provision applicable to a “specified employee” (as defined in Code Section 409A(a)(2)(B) and the applicable regulations).

f.                                         Nothing herein affects, modifies or amends any benefit that may be available under any other plan, agreement or other Company policy that is either in effect on the date this Plan is approved or that will be in effect on the date the notice of termination is sent by the Company to the Executive or, if applicable, by the Executive to the Company.

g.                                        Payments to an Executive hereunder may not be accelerated except to the extent that the accelerated payment is:

(i)                                     Allowed under Code Section 409A and the applicable regulations; and

(ii)                                  Approved by the Plan Administrator.

h.                                      Any payment due under this Plan will be delayed if, in the opinion of the Company’s counsel or accountants, that payment would violate:

(i)                                     A term of a loan agreement or other similar contract to which the Company is a party but only if:

(I)                                    That violation will cause material harm to the Company; and

(II)                                The Company has first made a good faith effort to have the lender waive that term and the lender has refused to do so; or

(ii)                                  Federal securities laws or other applicable law.

Payment of the delayed payment must be made at the earliest date at which, in the opinion of the Company’s counsel or accountants, the payment would not cause such a violation or, in the case of a violation under subparagraph h.(ii) above, such violation will not cause material harm to the Company.

10.                               “Good Reason.” Subject to the notice requirement in paragraph b. below, “Good Reason” shall mean:

a.                                       The occurrence, within 18 months after a Change in Control (and without the Executive’s written consent), of any one of the following acts by the Company, or failures by the Company to act:

(i)                                     The assignment to the Executive of any material duties inconsistent with Executive’s status at the time of the Change in Control, or a substantial adverse alteration in the nature and status of Executive’s responsibilities as existed immediately prior to the Change in Control; or

(ii)                                  Any material reduction by the Company in the Executive’s annual base salary as in effect immediately prior to the Change in Control; or

(iii)                               The failure by the Company to pay to the Executive any portion of Executive’s current salary or incentive compensation within ten (10) days of the date such compensation is due; or

(iv)                              The failure by the Company to:

(I)                                    Continue in effect any compensation plan in which the Executive participates immediately prior to the Change in Control which is material to the Executive’s total compensation; or

(II)                                Continue the Executive’s participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount or timing of payment of benefits provided and the level of the Executive’s participation relative to other participants, as existed immediately prior to the Change in Control; or

(v)                                 The failure by the Company to continue to provide the Executive with benefits substantially similar to those enjoyed by the Executive under any of the Company’s retirement savings, life insurance, medical, health and accident, vacation, paid time off or disability plans in which the Executive was participating immediately prior to the Change in Control; or

(vi)                              The relocation of the Executive’s principal place of employment to a location more than 35 miles from the Executive’s principal place of employment as of the Change in Control except for required travel on the Company’s business to an extent substantially consistent with the Executive’s business travel obligations immediately prior to the Change in Control.

b.                                      Notwithstanding the foregoing, no event shall constitute “Good Reason” unless the Executive shall have notified the Company in writing of the conduct allegedly constituting Good Reason and the Company shall have failed to correct such conduct within thirty (30) days of the date of its receipt of such written notice from the Executive.

11.                               “Change in Control;” Exception.

a.                                       Except as provided in paragraph b. below, for purposes of this Plan, “Change in Control” shall mean:

(i)                                     Any “person” as such term is defined in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company, is or becomes a beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company, representing twenty five percent (25%) or more of the combined voting power of the Company’s then outstanding securities; provided, that the foregoing shall not include a person who acquires such securities, or a material portion thereof, as the result of one or more transactions approved by the Company’s Board as the result of the issuance of shares by the Company in one or more transactions approved by the Company’s Board of Directors; or

(ii)                                  A majority of the Directors elected at any annual or special meeting of the shareholders of the Company are not individuals nominated by the Company’s then incumbent Board; or

(iii)                               The shareholders of the Company approve a reorganization, merger or consolidation of the Company with any other corporation or entity, other than a reorganization, merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty-one percent (51%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such reorganization, merger or consolidation; or

(iv)                              The shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of its assets.

b.                                      Notwithstanding the foregoing, a Change in Control shall not be deemed to occur in the event of a Management Change in Control. A “Management Change in Control” shall mean a Change in Control pursuant to which Executive (alone or with others) acquires or retains, directly or indirectly, the power to direct or cause the direction of the management and policies of the Company (whether through the ownership of voting securities, by contract, or otherwise).

12.                               “Cause.” For purposes of this Plan, the Company shall have “Cause” to terminate the Executive’s employment with the Company upon the Executive’s:

a.                                       Conviction for the commission of a felony;

b.                                      Intentional or grossly negligent conduct that is demonstrably and significantly injurious to the Company or its affiliates;

c.                                       Self-dealing, dishonesty, breach of fiduciary duty, or diversion of a corporate opportunity to the detriment of the Company;

d.                                      Competition with the Company; or

e.                                       Violation of a key Company policy (i.e., acts of harassment or discrimination, or use of unlawful drugs or drunkenness on Company property during normal work hours).

13.                               Withholding. Payments made under this Plan are subject to the withholding of income and payroll taxes and other payroll deductions that the Plan Administrator reasonably believes are required under applicable law or regulations.

14.                               280G Adjustment. The parties intend that payments made under this Plan, when combined with all other compensatory payments, will be limited to avoid the application of the excise tax imposed under Code Section 4999 (the “Excise Tax”). Therefore, notwithstanding anything in this Plan to the contrary, if, in the opinion of independent tax accountants or counsel selected and retained by the Company and reasonably acceptable to the Executive (referred to hereinafter as “Tax Counsel”), any portion of the payment to the Executive under this Plan or any other agreement between the Executive and the Company is to be treated as an Excess Parachute Payment under Code Section 280G, then the Company shall reduce the total amount of the payment. The reduction amount shall be an amount sufficient to ensure that no part of the payment received shall be treated as an Excess Parachute Payment or create an Excise Tax liability. If the amount of any payment which would be payable to or for the benefit of the Executive is reduced to comply with this Section, the reduction shall apply to the last payments due under the Plan’s payment schedule.

15.                               Death Benefit. If an Executive becomes entitled to severance benefits under this Plan but dies before those benefits are fully distributed, the remaining benefits shall be paid to the Executive’s Beneficiary, as determined under the Company’s group life insurance plan, regardless of whether the Executive qualifies for coverage under that plan at that time. If the Executive loses coverage under the group life insurance plan, that plan’s procedures for changing Beneficiaries and for determining who is the Executive’s Beneficiary or Beneficiaries will continue to be followed, except that any required forms or notices shall be filed with the Plan Administrator rather than the group life insurance carrier.

16.                               Amendment or Termination.

a.                                       The Plan Administrator may adopt any technical, clerical, conforming or clarifying amendment or other change, either prospectively or retroactively, which may be necessary or desirable to facilitate the administration of the Plan or comply with changes in the tax laws or accounting rules. However, if such a modification to the Plan would substantially increase the costs of the Plan to the Company, that modification must be adopted by the Board. Any formal amendment adopted by the Plan Administrator shall be in writing, signed by the Plan Administrator and reported to the Board. Amendments under this paragraph a. do not require the consent of the Executives.

b.                                      The Board may amend the Plan at any time to reduce the benefits payable to any one or more Executives if, in the opinion of InFocus’s counsel or accountants, changes in the tax laws or accounting rules would materially increase the cost of the Plan over its then currently anticipated level. The reduction in benefits will be made only to the extent necessary to bring the Plan’s cost down to its then currently anticipated level.

c.                                       As to any Executive, the Board may amend the Plan at any time with that Executive’s consent.

d.                                      The Board may terminate the Plan at any time with respect to one or more Executives, provided:

(i)                                     An affected Executive consents to the termination; and

(ii)                                  The termination complies with the applicable requirements of Code Section 409A.

17.                               Transition Election. The Compensation Committee of the Board may, in its discretion, make available to any Executive or Executives any of the elections in the transition rules set forth in IRS Notice 2005-1 and any further guidance under Code Section 409A.

PART C. ADMINISTRATIVE AND GENERAL PROVISIONS

1.                                       The Plan Administrator is a committee comprised of InFocus’s Chief Financial Officer, the Chair of the Compensation Committee of the Board and, in the case of a tie, the Lead Independent Director. In a claim involving the Chief Financial Officer, the Chief Financial Officer shall be recused and replaced by the Lead Independent Director, with any tie vote resolved by the full Board.

The contact information for the Plan Administrator is:

Plan Administrator
Corporate Executive Severance Pay Plan
c/o Chief Financial Officer
InFocus Corporation
27500 SW Parkway Avenue
Wilsonville, OR 97070

2.                                       Subject to the rules and procedures set forth in Section 10 below, the Plan Administrator shall have full power to interpret and administer the Plan. In so administering the Plan, the decisions and actions of the Plan Administrator shall be final. The Plan Administrator shall also have the sole authority and discretion:

a.                                       To enforce the Plan on behalf of any and all persons having or claiming any interest under the Plan;

b.                                      To adopt such policies, rules, and regulations as it may deem necessary or desirable to carry out the provisions of the Plan, which policies, rules and regulations may be changed from time to time;

c.                                       To decide all questions arising in the administration and interpretation of the Plan, including issues of fact, and the status and rights of Participants, beneficiaries, and any other person hereunder;

d.                                      To prescribe forms which are necessary or desirable for use in connection with the operation of the Plan;

e.                                       To decide any dispute arising hereunder. The decisions and determinations of the Plan Administrator made in good faith upon any matter within the scope of its authority shall be conclusive and binding on all persons, subject to the right to appeal to the Board; and

f.                                         To delegate such of its duties as it shall determine appropriate to persons or entities who shall acknowledge in writing that they have accepted such delegation of such duties.

3.                                       Plan benefits are not assignable and are void if assignment is attempted. All benefits under the Plan will be paid from the general assets of the Company and no trust fund, escrow arrangement or other segregated account will be established. Accordingly, Executives entitled to receive severance benefits under the Plan will have no priorities over the claims of the Company’s general creditors.

4.                                       The provisions of this Plan are severable. In the event any provision or portion of this Plan is held to be unenforceable or invalid by any court of competent jurisdiction, the remainder of this Plan shall remain in full force and effect and shall in no way be affected or invalidated thereby.

5.                                       The Plan Number for ERISA reporting purposes is 501.

6.                                       The Plan is self-administered, self-insured and unfunded (that is, benefits are payable solely from the applicable Company’s general assets or, if an affiliate is unable to meet its payment obligations under this Plan, those payments shall be made from InFocus’s general assets).

7.                                       The Plan Year is January 1 through December 31 and Plan records will be kept on a calendar fiscal year basis.

8.                                       The type of Plan is a Welfare Plan — Severance Pay. This Plan is intended to be a “top hat” welfare plan within the meaning of Department of Labor Reg. § 2520.104 24 (exemption from ERISA reporting and disclosure requirements).

9.                                       Legal process may be served on:

Chief Financial Officer
InFocus Corporation
27500 SW Parkway Avenue
Wilsonville, OR 97070

10.                                 The following rules apply to benefit claims and the authority of Plan fiduciaries:

a.                                       All claims by the Executive for benefits under this Plan shall be directed to the Plan Administrator and shall be in writing. Any denial by the Plan Administrator of a claim for benefits under this Plan or any denial by the Board of an appeal of a denied claim shall be delivered to the Executive in writing and shall set forth the specific reasons for the denial, the specific provisions of this Plan relied upon, a description of any additional material or information necessary for the claimant to perfect the claim, an explanation of why such material is necessary, and appropriate information as to the steps to be taken if he/she wishes to submit the claim for review. The Executive may appeal to the Board an initial decision of the Plan Administrator within 60 days after notification by the Plan Administrator that the initial claim has been denied. In the event a participant disputes a decision of the Board on the appeal, he/she shall have the right to review by a court of competent jurisdiction (as defined in paragraph g. below).

b.                                      This Plan confers full discretionary authority on Plan fiduciaries with regard to the operations of this Plan, including the discretion to make findings of fact and determine the sufficiency of the evidence presented regarding a claim, interpret and construe the provisions of the Plan and related Plan administrative documents (including words and phrases that are not defined in the Plan, or those documents) and correct any defect, supply any omission or reconcile any ambiguity or inconsistency.

c.                                       A decision by the Plan Administrator or a decision by the Board on an appeal of a denied claim is required to be supported by substantial evidence only. That is, proof by a preponderance of the evidence, by clear and convincing evidence or beyond a reasonable doubt is not required.

d.                                      A court of law or arbitrator reviewing any fiduciary’s decision, including those relating to Plan interpretation and benefit claims, shall be required to use the arbitrary and capricious standard of review. That is, the fiduciary’s determination may be reversed only if it was made in bad faith, is not supported by substantial evidence, or is erroneous as to a question of law.

e.                                       In conducting its review of a fiduciary’s decision, a court or arbitrator shall be limited to the record of documents, testimony and facts presented to or actually known to the fiduciary at the time the decision was made.

f.                                         This Plan shall be construed and its validity determined according to the laws of the State of Oregon, other than its law regarding conflicts of law or choice of law, to the extent not preempted by federal law.

g.                                      Any litigation that arises out of or relates to this Plan shall be brought, as applicable, in either the United States District Court for the District of Oregon or the Circuit Court, Clackamas County, Oregon. The Company is not required to mediate or arbitrate any dispute that arises out of or relates to this Plan. If it agrees to do so, that mediation or arbitration shall be held in Clackamas County, Oregon, or at such other location as mutually agreeable to the parties.

11.                                 The following provisions apply regarding the payment of attorneys’ fees:

a.                                       If any breach of or default under this Plan results in either party incurring attorneys’ or other fees, costs or expenses (including those incurred in an arbitration), the substantially prevailing party is entitled to recover from the non prevailing party its reasonable legal fees, costs and expenses, including attorneys’ fees and the costs of the litigation or arbitration, except as provided in paragraph b. below.

b.                                      If the Executive is not the substantially prevailing party, the Executive shall be liable to pay the Company under paragraph a. above only if the court or arbitrator determines that:

(i)                                     There was no reasonable basis for the Executive’s claim (or the Executive’s response to the Company’s claim); or

(ii)                                  The Executive had engaged in unreasonable delay, failed to comply with a discovery order or otherwise acted in bad faith in the litigation or arbitration.

c.                                       Either party shall be entitled to recover any reasonable attorneys’ fees and other costs and expenses it incurs in enforcing or collecting a judgment or arbitration award.

PART D. STATEMENT OF ERISA RIGHTS

Under ERISA (Employee Retirement Income Security Act of 1974) employees have certain specific rights regarding the Plan. This document constitutes the official Plan document and summary plan description.

If you are eligible for benefits under the Plan, you are entitled to certain rights and protections under ERISA. You may examine (without charge) all Plan documents, including documents filed with the U.S. Department of Labor, from the Company’s Human Resources Department. You may obtain copies of all Plan documents and other Plan information upon written request to the Plan Administrator. However, you may not inspect materials containing confidential information about other participants. In addition, internal communications between and among the Plan Administrator and the Company’s Board and records of their proceedings regarding the operation of this Plan are protected from disclosure to the fullest extent allowed by law. (The document containing this statement constitutes both the Plan document and the summary plan description.) A reasonable charge may be made for copies.

Employees may also obtain a statement telling them whether they have a right to receive severance benefits under the Plan, and if so, what such benefits would be. This statement must be requested in writing and is not required to be given more than once a year. The statement must be provided free of charge.

In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of this Plan. The people who operate your Plan, called fiduciaries, have a duty to do so prudently and in the interest of you and other Plan participants. No employee may be fired or discriminated against to prevent him or her from obtaining Plan benefits or from exercising his or her rights under ERISA.

Under ERISA, you can take steps to enforce your rights. For instance, if you request materials from the Plan Administrator and do not receive them within 30 days, you may file a suit in federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 per day until you receive them, unless the reasons why the materials were not sent were beyond the control of the Plan Administrator. To avoid unnecessary expenses, you may want to check with the Plan Administrator before filing a lawsuit to see if there are legitimate problems with giving you the materials you requested. If your claim is denied or ignored, in whole or in part, you may file suit in a state or federal court, but only after you have exhausted the Plan’s claims review and appeals procedures. If you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you sued to pay these costs and fees. If you lose, for example because the court finds your claim frivolous, you may be ordered to pay these costs and fees.

Any litigation that arises out of or relates to this Plan shall be brought, as applicable, in either the United States District Court for the District of Oregon or the Circuit Court, Clackamas County, Oregon.

If you have any questions about the Plan, you should contact the Plan Administrator. If you have any questions about your rights under ERISA, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, NW, Washington, D.C. 20210. You may also obtain government publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

Only the Plan Administrator is authorized to make administrative interpretations of the provisions of the Plan and will do so only in writing. You should not rely on any representation, whether oral or in writing, which any other person may make concerning Plan provisions and your entitlement to benefits under them.

INFOCUS CORPORATION

By:

Title:

Date: